UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A
Amendment No. 2
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Castor Maritime Inc.
(Exact Name of Registrant as Specified in Its Charter)
Republic of the Marshall Islands	98-1541622
(State of Incorporation or Organization)	(IRS Employer Identification No.)
Christodoulou Chatzipavlou 223, Hawaii Royal Gardens, Apart. 16, 3036 Limassol, Cyprus
(Address of Principal Executive Offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:
Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Common Stock, $0.001 par value per share	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(c), please check the following box. ☒
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(d), please check the following box. ☐
Securities Act registration statement file number to which this form relates: File No. 333-224242
Securities to be registered pursuant to Section 12(g) of the Act:
None
(Title of Class)

Explanatory Note

This Amended Form 8-A is being filed in connection with the listing of the common shares, $0.001 par value per share (the “Common Shares”), of Castor Maritime Inc., a company organized under the laws of the Republic of the Marshall Islands (the “Company”), on the Nasdaq Stock Market LLC.
No new securities are being registered pursuant to this Amendment, which is being filed solely to update the description of the Company's Common Shares to reflect a reverse stock split of the Company's Common Shares at a ratio of one-for-ten.
Item 1.  Description of Registrants Securities to be Registered.

A reverse stock split (the "Reverse Stock Split") of the Company's Common Shares became effective on May 28, 2021 (the "Effective Date").  Pursuant to the Reverse Stock Split, every 10 of the Company’s issued and outstanding Common Shares were combined into one issued and outstanding Common Share, without any change to the par value of $0.001 per share or any shareholder’s ownership percentage of the Company’s Common Shares.  After the Reverse Stock Split, the Company's Common Shares have the same proportional voting rights and will be identical in all other respects to the Common Shares prior to the effectiveness of the Reverse Stock Split.
The foregoing summary of the Reverse Stock Split is not complete and is qualified in its entirety by reference to the full text of the Articles of Amendment to the Articles of Incorporation of the Company, as amended, which was filed with the Registry of the Marshall Islands on May 27, 2021, and is attached hereto as Exhibit 99.1.
Item 2.  Exhibits.
The following exhibits are filed as part of this registration statement:
No.	Exhibit
99.1	Articles of Amendment to the Articles of Incorporation of the Company, as amended, which were filed with the Registry of the Marshall Islands on May 27, 2021.
99.2	Form of Common Share Certificate of the Company.

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: May 28, 2021	CASTOR MARITIME INC.

	By:	/s/ Petros Panagiotidis
	Name:	Petros Panagiotidis
	Title:	Chairman, Chief Executive Officer and Chief Financial Officer